Exhibit (a)(10)

AB MUNICIPAL INCOME FUND, INC.

ARTICLES SUPPLEMENTARY

AB Municipal Income Fund, Inc. (hereinafter called the “Corporation”), a Maryland corporation having its principal office in Maryland in the City of Baltimore, certifies that:

FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

SECOND: The number of authorized shares of common stock, par value $.001 per share (the “Common Stock”), of the Corporation is currently 81,200,000,000 shares with an aggregate par value of $81,200,000. These Articles Supplementary do not change the number of authorized shares of common stock of the Corporation.

THIRD: 3,000,000,000 shares previously classified as shares of Class B Common Stock of AB New York Portfolio are reclassified as additional shares of Advisor Class Common Stock of AB New York Portfolio.

FOURTH: 6,000,000,000 shares previously classified as shares of Class B Common Stock of AB California Portfolio are reclassified as additional shares of Advisor Class Common Stock of AB California Portfolio.

FIFTH: 6,000,000,000 shares previously classified as shares of Class B Common Stock of AB National Portfolio are reclassified as additional shares of Advisor Class Common Stock of AB National Portfolio.

SIXTH: The shares reclassified as set forth in paragraphs THIRD, FOURTH and FIFTH shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distribution, qualifications, and terms and conditions of redemption of shares of such class of applicable Portfolio as set forth in the charter of the Corporation (the “Charter”) and shall be subject to all provisions of the Charter relating to shares of Common Stock generally.

SEVENTH: Immediately after the reclassification of shares of Common Stock as provided for herein, the total number of authorized shares of Common Stock of all classes which the Corporation has authority to issue is 81,200,000,000 shares, the par value of each share of stock being $.001, with an aggregate par value of $81,200,000, classified as follows:

Name of Portfolio	Class A Common Stock	Class B Common Stock	Class C Common Stock	Advisor Class Common Stock	Class T Common Stock	Class Z Common Stock
AB New York Portfolio	3,000,000,000	0	3,000,000,000	3,050,000,000	3,000,000,000	3,000,000,000
AB California Portfolio	6,000,000,000	0	6,000,000,000	6,050,000,000	3,000,000,000	3,000,000,000
AB National Portfolio	6,000,000,000	0	6,000,000,000	6,100,000,000	3,000,000,000	3,000,000,000
AB High Income Municipal Portfolio	3,000,000,000	3,000,000,000	3,000,000,000	3,000,000,000	3,000,000,000	3,000,000,000

EIGHTH: The shares of Common Stock have been reclassified by the Board of Directors of the Corporation under the authority contained in the Charter.

NINTH: These Articles Supplementary will be effective on November 8, 2019 (the “Effective Date”), as permitted by the Maryland General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Assistant Secretary as of this 8th day in November, 2019. The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of all knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

AB MUNICIPAL INCOME FUND, INC.

By: /s/ Robert M. Keith
Robert M. Keith
President

ATTEST:

/s/ Nancy E. Hay
Nancy E. Hay
Assistant Secretary

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